Exhibit 99.1

Press Release
October 19, 2009
7575 West Jefferson Blvd
Fort Wayne, IN 46804
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Reports Sharp Increase in Q3 Profitability

FORT WAYNE, INDIANA, October 19, 2009— Steel Dynamics, Inc. (NASDAQ-GS: STLD) today announced net income of $69 million for the third quarter of 2009, or $0.30 per diluted share. The quarter’s earnings compared to a net loss of $16 million, or $0.08 per diluted share, in the second quarter of 2009 and net income of $193 million, or $0.98 per diluted share, in the third quarter of 2008. The principal drivers as to why third quarter earnings exceeded our September guidance were stronger-than-anticipated cost compression, resulting from higher production and shipping volumes at the Flat Roll Division, and better than expected performance in metals recycling.

Third quarter net sales of $1.2 billion increased significantly from $792 million in the second quarter of 2009, up 48 percent, but were down 54 percent from $2.6 billion when compared to the third quarter of 2008, a period when pricing reached historical peaks. Sequentially, shipping volumes in all segments except fabrication were up in the third quarter, as were selling prices. Steel shipments for the third quarter were 1.2 million tons, 41 percent higher than the second quarter. SDI’s average steel selling price for the third quarter increased $33 per ton, to $627 from $594 per ton in the second quarter. Average scrap cost per net ton charged increased $49 compared to the second quarter. This further demonstrates the excellent cost compression achieved by both increased volume and team effort. In metals recycling, OmniSource’s ferrous metals shipments were 1.3 million tons, up 54 percent from the second quarter, and nonferrous shipments were 217 million pounds, up 28 percent from the second quarter.

“In the third quarter, the company’s steel operations produced operating income of $128 million, or $105 per ton, while OmniSource made significant strides in earnings growth, resulting in operating income of $50 million during the quarter,” said Keith Busse, Chairman and CEO. “I salute SDI’s employees as these results are testament to our focus on efficient operations and cost control throughout the company. Our steelmaking divisions all produced pre-tax profits in the quarter, including the Structural and Rail Division which continues to face very challenging conditions in the construction marketplace. Our steel fabricating operations showed an operating loss of $3 million on continued weakness in non-residential construction.

“Current business conditions remain relatively steady. Orders for flat-rolled steel products continue to be strong; merchant, specialty and engineered bars are reasonably good; but structural steel backlogs remain weak. Our flat-roll steel business, inclusive of The Techs, continues to run at near full capacity utilization rates, while the bar divisions are running at 60 to 70 percent of capacity. The Structural and Rail Division has seen modest improvement, with utilization now in the low thirty-percent range, which is now being calculated on the basis of its expanded annual production capacity of 1.8 million tons. OmniSource has experienced improved metals flows and is now processing at about 75 to 80 percent of capacity.

“Our outlook for the fourth quarter anticipates a slight easing in current operating rates, which could result in somewhat lower earnings than the third quarter. We expect to provide quantitative guidance later in the quarter. Factors that could affect fourth quarter results include lower flat-roll steel shipments, due to seasonality coupled with a slight slowing in market momentum, and margin compression in metals recycling due to lower scrap prices. We also expect to incur increased expenses related to the anticipated start-up of the Mesabi Nugget plant. Overall, though, we expect the combined metals recycling and ferrous resources segment to remain profitable in the fourth quarter on the strength of OmniSource. We currently believe that SDI’s second-half earnings will offset first-half losses and foresee the company generating a small profit for the year 2009, a feat few, if any, other steelmakers will accomplish in this very challenging and difficult environment.

“As the Flat Roll Division, The Techs, and OmniSource demonstrated in the third quarter, our Steel Dynamics operations are capable of ramping up quickly to meet renewed demand for our products. Business conditions remain somewhat uncertain for the foreseeable future, but we remain optimistic the recovery will continue to gain a head of steam, and we will continue to be in excellent position to take advantage of it,” Busse said.

Third Quarter 2009 Operating Segment Information

The following highlights third quarter 2009 results for each of SDI’s three primary operating segments.

Steel Operations.  Steel Operations achieved net sales of $782 million for the third quarter and represented 63 percent of the company’s external sales. This segment includes five steel mills and related steel processing facilities, including The Techs.  SDI’s five steel mills produce a wide variety of flat-rolled and long steel products. The Techs galvanize steel sheet that is sourced primarily from third parties.

Third quarter 2009 Steel Operations shipments were 1.2 million tons, of which 877,000 tons were flat-rolled steel shipments. Based on tons shipped, including steel shipments made by The Techs, flat-rolled products accounted for 70 percent of third quarter steel segment shipments, 11 percent was structural steel shipments, 8 percent was merchant bars, 6 percent was engineered bars, and 5 percent was Steel of West Virginia shipments. The third quarter operating profit for the steel segment was $128 million, or $105 per ton shipped, compared to an operating profit of $41 per ton in the second quarter. These figures exclude amortization related to the segment’s intangible assets and certain non-allocated corporate overhead expenses, such as profit-sharing costs.

The third quarter’s average selling price per ton for Steel Operations was $627, an increase of $33 per ton from $594 in the second quarter of 2009 and a decrease of $559 per ton from the year-ago quarter. The average scrap cost per net ton charged increased $49 compared to the second quarter.

Most notable for the quarter was the performance of the Butler, Indiana, Flat Roll Division. After completion of an electric-furnace upgrade early in July, the mill in August achieved a new monthly production record, operating at an annualized rate slightly exceeding 3 million tons per year.

Metals Recycling and Ferrous Resources.  This segment includes ferrous and non-ferrous metals recycling by OmniSource Corporation (processing and trading) and SDI’s Iron Dynamics scrap-substitute operation that produces pig iron for use by the Flat Roll Division. The segment also includes expenses related to the Mesabi Nugget project, which currently is under construction.

The segment’s net sales for third quarter 2009 were $555 million, and represented 33 percent of SDI’s third quarter external sales. The operating income for this segment was $45 million, excluding amortization related to the segment’s intangible assets and certain non-allocated corporate overhead expenses, such as profit-sharing costs. OmniSource’s $50 million in operating profit was partially offset by losses at Iron Dynamics (related to lower market-based pig-iron prices) and to expenses related to the Mesabi Nugget project as it nears the expected start-up in November.

For the third quarter, total ferrous scrap shipments, including shipments to SDI’s Steel Operations, were 1.3 million tons, 26 percent lower than the year-ago-quarter and 54 percent higher than the second quarter of 2009. Non-ferrous scrap shipments for the third quarter of 2009 were 217 million pounds, 11 percent lower than the year-ago quarter and 28 percent higher than second quarter 2009 shipments.

During the third quarter, the company’s scrap operations supplied 576,000 tons of ferrous scrap to SDI’s Steel Operations, which was 45 percent of the total tonnage of ferrous scrap OmniSource shipped and was 50 percent of the tonnage of ferrous scrap purchased by our mills during the quarter.

Steel Fabrication Operations. Steel Fabrication Operations are the New Millennium Building Systems fabricating plants that produce joists, trusses, and steel deck used in the construction of non-residential buildings. Third quarter net sales were $33 million, or 3 percent of SDI’s third quarter external sales. New Millennium reported an operating loss of $3 million for the quarter. Third quarter shipments totaled 35,000 tons at an average selling price of $953 per ton. Third quarter shipments were 56 percent lower than the year-ago quarter, and 2 percent lower than the second quarter of 2009.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenue, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities.  These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others:  the effects of prolonged or deepening recession on industrial demand; general or specific sector (i.e., automotive, consumer appliance or construction) economic conditions affecting steel consumption; the impact of price competition, whether domestic or the result of foreign imports; difficulties in integrating acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

More specifically, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Forward-looking or predictive statements we make are based upon information and assumptions, concerning our businesses and the environments in which they operate, which we consider reasonable as of the date on which these statements are made.  Due to the foregoing risks and uncertainties however, as well as, matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release.  We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Conference Call and Webcast

On Tuesday, October 20, 2009, at 10:00 a.m. Eastern time, Steel Dynamics will host a conference call in which management will discuss third quarter results.  You are invited to listen to the live audio broadcast of the conference call over the Internet, accessible from the Steel Dynamics Web site:

www.steeldynamics.com

Dial-in information is available on our Web site.  An audio replay of the Webcast and a downloadable podcast will be available from the SDI Web site.  No telephone replay will be available.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590

f.warner@steeldynamics.com

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
	2009	2008	2009	2008	2009

Net sales	$1,172,196	$2,563,943	$2,779,004	$6,870,087	$792,158
Costs of goods sold	955,503	2,118,737	2,534,101	5,597,917	723,321
Gross profit	216,693	445,206	244,903	1,272,170	68,837

Selling, general, and administrative expenses	56,133	72,723	162,012	223,353	48,559
Profit sharing	451	30,800	409	76,204	—
Amortization of intangible assets	11,661	10,765	41,353	30,416	13,994
Operating income	148,448	330,918	41,129	942,197	6,284

Interest expense, net capitalized interest	34,520	37,446	107,814	102,728	37,043
Other (income) expense, net	(2,167)	(8,342)	(2,129)	(33,048)	786
Income (loss) before income taxes	116,095	301,814	(64,556)	872,517	(31,545)

Income taxes (benefit)	47,365	114,070	(26,991)	330,456	(15,024)
Net income (loss)	68,730	187,744	(37,565)	542,061	(16,521)
Net loss attributable to non-controlling interests	(288)	(5,264)	(2,730)	(3,998)	(530)

Net income (loss) attributable to Steel Dynamics, Inc.	$69,018	$193,008	$(34,835)	$546,059	$(15,991)

Basic earnings (loss) per share attributable to Steel Dynamics, Inc. stockholders	$.32	$.99	$(.18)	$2.85	$(.08)

Weighted average common shares outstanding	215,218	195,347	195,689	191,579	189,848

Diluted earnings (loss) per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$.30	$.98	$(.18)	$2.75	$(.08)

Weighted average common shares and equivalents outstanding	234,080	196,859	195,689	198,840	189,848

Dividends declared per share	$.075	$.10	$.25	$.30	$.075

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

(dollars in thousands / volume data in actual net tons, except non-ferrous data)

	Three Months Ended		Nine Months Ended		First	Second
	September 30,		September 30,		Quarter	Quarter
	2009	2008	2009	2008	2009	2009
Steel Operations*

Shipments
Flat Roll Division	656,512	576,059	1,415,195	1,967,660	303,938	454,745
Structural and Rail Division	134,390	281,126	360,421	866,963	129,555	96,476
Engineered Bar Products Division	80,428	149,708	215,092	442,741	71,540	63,124
Roanoke Bar Division	97,895	148,128	263,617	436,078	76,610	89,112
Steel of West Virginia	57,539	62,849	155,622	218,907	43,124	54,959
The Techs	220,383	209,191	466,032	734,110	118,359	127,290
Combined	1,247,147	1,427,061	2,875,979	4,666,459	743,126	885,706
Intra-company	(84,396)	(141,113)	(183,998)	(395,926)	(52,012)	(47,590)
External	1,162,751	1,285,948	2,691,981	4,270,533	691,114	838,116

Production (excluding The Techs)	1,112,145	1,279,341	2,565,932	4,019,776	697,806	755,981

Net sales
Combined	$782,169	$1,692,522	$1,843,818	$4,596,470	$535,184	$526,465
Intra-company	(39,079)	(140,863)	(88,793)	(336,827)	(30,142)	(19,572)
External	$743,090	$1,551,659	$1,755,025	$4,259,643	$505,042	$506,893

Operating income (loss) before amortization of intangibles	$128,352	$281,732	$99,020	$852,973	$(65,463)	$36,131
Amortization of intangibles	(3,174)	(3,432)	(10,057)	(12,573)	(3,451)	(3,432)
Operating income (loss)	$125,178	$278,300	$88,963	$840,400	$(68,914)	$32,699

Metals Recycling and Ferrous Resources**

Ferrous metals shipments
Combined	1,293,820	1,755,608	2,863,888	4,654,495	729,869	840,199
Intra-company	(575,840)	(714,234)	(1,103,616)	(1,832,244)	(214,753)	(313,023)
External	717,980	1,041,374	1,760,272	2,822,251	515,116	527,176

Non-ferrous metals shipments (thousands of pounds)	217,068	243,897	577,246	736,833	190,394	169,784

Iron Dynamics shipments
Liquid pig iron	55,007	44,254	140,625	142,039	41,226	44,392
Hot briquetted iron	4,497	17,715	26,306	48,404	20,326	1,483
Other	36	7,689	739	13,936	674	29
Intra-company	59,540	69,658	167,670	204,379	62,226	45,904

Net sales
Combined	$555,233	$1,338,847	$1,160,579	3,303,562	$296,408	$308,938
Intra-company	(171,351)	(469,345)	(298,593)	(1,084,686)	(58,702)	(68,540)
External	$383,882	$869,502	$861,986	$2,218,876	$237,706	$240,398

Operating income (loss) before amortization of intangibles	$45,313	$103,025	$36,476	$240,772	$(12,422)	$3,585
Amortization of intangibles	(8,398)	(7,195)	(30,914)	(17,427)	(12,044)	(10,472)
Operating income (loss)	$36,915	$95,830	$5,562	$223,345	$(24,466)	$(6,887)

Steel Fabrication***

Shipments
Combined	34,546	78,205	115,193	222,829	45,278	35,369
Intra-company	(457)	(552)	(682)	(868)	(15)	(210)
External	34,089	77,653	114,511	221,961	45,263	35,159

Net sales
Combined	$32,930	$110,526	$130,763	$282,337	$60,807	$37,026
Intra-company	(620)	(442)	(1,198)	(559)	(22)	(556)
External	$32,310	$110,084	$129,565	$281,778	$60,785	$36,470

Operating income (loss) before amortization of intangibles	$(3,259)	$4,512	$(97)	$12,849	$3,167	$(5)
Amortization of intangibles	(32)	(82)	(232)	(248)	(167)	(33)
Operating income (loss)	$(3,291)	$4,430	$(329)	$12,601	$3,000	$(38)

*	Steel Operations include the company's five steelmaking divisions and The Techs three galvanizing plants.
**

Metals Recycling and Ferrous Resources Operations include OmniSource and Recycle South metals recycling operations, as well as Iron Dynamics' (IDI) pig iron substitute production facility (all IDI shipments are consumed internally).  Operating income (loss) also includes the expenses associated with the construction and start up of the company's Mesabi Nugget facilities.

***	Steel Fabrication Operations include the company's joist and deck fabrication operations.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2009	December 31, 2008
	(unaudited)
Assets
Current assets
Cash and equivalents	$8,094	$16,233
Accounts receivable, net	480,397	502,932
Inventories	835,079	1,023,235
Deferred income taxes	37,631	23,562
Income taxes receivable	92,755	86,321
Other current assets	14,820	57,632
Total current assets	1,468,776	1,709,915

Property, plant and equipment, net	2,214,998	2,072,857

Restricted cash	12,480	18,515

Intangible assets, net	545,327	614,786

Goodwill	759,983	770,438

Other assets	107,400	67,066
Total assets	$5,108,964	$5,253,577

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$359,207	$263,393
Income taxes payable	5,080	4,107
Accrued expenses	187,948	209,697
Accrued profit sharing	507	62,561
Senior secured revolving credit facility, matures 2012	85,000	366,000
Current maturities of long-term debt	1,145	65,223
Total current liabilities	638,887	970,981

Long-term debt
Senior secured term A loan	—	503,800
7 3/8% senior notes, due 2012	700,000	700,000
5.125% convertible senior notes, due 2014	287,500	—
6 3/4% senior notes, due 2015	500,000	500,000
7 3/4% senior notes, due 2016	500,000	500,000
Other long-term debt	63,563	15,361
Total long-term debt	2,051,063	2,219,161

Deferred income taxes	362,520	365,496

Other liabilities	68,411	65,626

Commitments and contingencies

Stockholders’ equity
Common stock	628	545
Treasury stock, at cost	(730,857)	(737,319)
Additional paid-in capital	967,103	541,686
Other accumulated comprehensive loss	—	(1,411)
Retained earnings	1,735,060	1,820,385
Total Steel Dynamics, Inc. stockholders’ equity	1,971,934	1,623,886
Non-controlling interests	16,149	8,427
Total stockholders’ equity	1,988,083	1,632,313
Total liabilities and stockholders’ equity	$5,108,964	$5,253,577

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Operating activities:
Net income (loss) attributable to Steel Dynamics, Inc.	$69,018	$193,008	$(34,835)	$546,059

Adjustments to reconcile net income (loss) attributable to Steel Dynamics, Inc. to net cash provided by operating activities:
Depreciation and amortization	51,915	55,359	166,643	156,153
Equity-based compensation	2,887	3,293	14,779	9,976
Deferred income taxes	8,341	(2,047)	21,833	(9,893)
Non-controlling interests	(288)	(3,365)	(2,730)	(2,099)
Changes in certain assets and liabilities:
Accounts receivable	(117,442)	89,664	18,354	(307,540)
Inventories	(96,062)	(135,430)	192,331	(353,125)
Accounts payable	130,610	(133,911)	82,763	230,269
Income taxes payable	2,432	(32,114)	1,027	5,743
Other working capital	86,251	42,778	(36,142)	70,580
Net cash provided by operating activities	137,662	77,235	424,023	346,123

Investing activities:
Purchase of property, plant and equipment	(95,662)	(115,636)	(243,166)	(310,625)
Acquisition of businesses, net of cash acquired	—	—	—	(271,159)
Purchase of securities	—	—	—	(20,373)
Sale of securities	—	32,533	—	32,758
Investment in direct financing lease	(27,967)	—	(27,967)	—
Other investing activities	(2,857)	(1,753)	(13,370)	2,176
Net cash used in investing activities	(126,486)	(84,856)	(284,503)	(567,223)

Financing activities:
Issuance of current and long-term debt	240,586	1,186,000	949,330	2,190,900
Repayment of current and long-term debt	(251,219)	(814,665)	(1,451,666)	(1,449,820)
Debt issuance costs	(221)	(28)	(13,972)	(7,544)
Issuance of common stock (net of expenses) and proceeds from exercise of stock options, including related tax effect	5,665	2,029	416,154	19,483
Purchase of treasury stock	—	(439,166)	—	(485,293)
Contribution from non-controlling investor	—	—	5,000	—
Dividends paid	(16,110)	(19,819)	(52,505)	(52,977)
Net cash provided by (used in) financing activities	(21,299)	(85,649)	(147,659)	214,749

Decrease in cash and equivalents	(10,123)	(93,270)	(8,139)	(6,351)
Cash and equivalents at beginning of period	18,217	115,405	16,233	28,486

Cash and equivalents at end of period	$8,094	$22,135	$8,094	$22,135

Supplemental disclosure of cash flow information:
Cash paid for interest	$3,849	$7,982	$83,282	$76,701
Cash paid for federal and state income taxes, net of refunds	$228	$153,938	$(53,546)	$315,847